Exhibit 99.1

December 28, 2018

Board of Directors

Cadence Bancorporation

2800 Post Oak Boulevard

Suite 3800

Houston, TX 77056

Re:

Registration Statement on Form S-4 of Cadence Bancorporation to be filed with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”) incorporating by reference the contents of the Registration Statement on Form S-4 of Cadence Bancorporation (File No. 333-225587), declared effective on July 24, 2018 (the “Initial Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated May 11, 2018 (the “Opinion Letter”), with respect to the fairness from a financial point of view to Cadence Bancorporation (the “Company”) of the initial exchange ratio of 1.16 shares of Class A common stock, par value $0.01 per share, of the Company to be issued in exchange for each share of common stock, par value $0.01 per share, of State Bank Financial Corporation (“State Bank”) pursuant to the Agreement and Plan of Merger, dated as of May 11, 2018, by and between the Company and State Bank.

Our Opinion Letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to incorporate our opinion by reference into the Registration Statement by virtue of the Company’s incorporation by reference into the Registration Statement of the contents of the Initial Registration Statement. In that regard, we hereby consent to the incorporation by reference into the Registration Statement of the reference to our Opinion Letter under the captions “Summary – Opinion of Cadence’s Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – Cadence’s Reasons for the Merger,” “The Merger – Opinion of Goldman Sachs & Co. LLC” contained in the Joint Information Statement/Proxy Statement and Prospectus included in the Initial Registration Statement and to the incorporation by reference into the Registration Statement of our Opinion Letter included in such Joint Information Statement/Proxy Statement and Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)